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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the reference to our firm under the caption "Experts" in the Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of Franklin Financial Services Corporation for the registration of 492,790 shares of its common stock, and to the incorporation by reference therein of our reports dated March 2, 2006 with respect to the consolidated financial statements and the effectiveness of Franklin Financial Services Corporation's internal control over financial reporting included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Harrisburg, Pennsylvania
March 24, 2006

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Consent of Independent Registered Public Accounting Firm